Exhibit 99.3

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

Contacts	Financial:
Stephen C. Forsyth 203-969-0666 ext. 425 stephen.forsyth@hexcel.com

Media: Michael W. Bacal 203-969-0666 ext. 426 michael.bacal@hexcel.com

HEXCEL TO ISSUE $200.0 MILLION SENIOR SUBORDINATED NOTES
DUE IN 2015; PROCEEDS TO PARTIALLY REFINANCE EXISTING

SENIOR SUBORDINATED NOTES

STAMFORD, Conn. – January 26, 2005–Hexcel Corporation (NYSE/PCX: HXL) today announced that it intends to issue $200.0 million of senior subordinated notes that will mature in 2015.

The net proceeds of the offering will be used to partially redeem Hexcel’s existing 9.75% Senior Subordinated Notes due 2009 in accordance with their terms.

The offering of the senior subordinated notes will not be registered under the Securities Act of 1933, as amended, and the notes may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release is neither an offer to sell nor the solicitation of an offer to buy securities, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such an offer, solicitation or sale is unlawful.

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Hexcel Corporation is a leading advanced structural materials company. It develops, manufactures and markets lightweight, high-performance reinforcement products, composite materials and composite structures for use in commercial aerospace, space and defense, electronics, and industrial applications.